Exhibit 10.23

CERTAIN INFORMATION HAS BEEN OMITTED OR REDACTED FROM THE VERSION OF THIS EXHIBIT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO PROTECT PERSONAL PRIVACY

CONFIDENTIAL
December 4, 2023

Mr. D. Ashley Lee
[REDACTED]
[REDACTED]

Re: Retirement Eligibility

Dear Ashley:

It is with great pleasure that I inform you that the Compensation Committee (the “Committee”) of the Board of Directors of Artivion, Inc. (“Artivion” or the “Company”) has approved, upon my recommendation, your request that you be deemed eligible to retire from the Company under the Committee’s recently adopted “continue to settle” guidelines. This approval applies to all previously Company issued equity, including all 2023 PSUs (annual, Special and Tranche 3). Even though you have not yet reached the threshold eligibility, in light of your dedicated twenty-nine (29) years of service with the Company and the fact that you will turn sixty (60) years old in July 2024, the Committee approved your request without hesitation.

As you know, under these guidelines, to be eligible to participate in this program, you must:

(a)Continue to positively assist the Company in its transition to a new Chief Financial Officer, as determined in my sole discretion, as well as assist the Company and cooperate in any matters after your retirement date, legal or otherwise, including any legal or regulatory matters ;
(b)Grant the Company and its officers, directors and employees a full release of claims, including a full release of any claims under your existing agreements with the Company, except the post-termination provisions of your Indemnification Agreement, as well as any claims you may have under the Company’s non-qualified deferred compensation program (see Exhibit A, attached);
(c)Continue to abide by the Employee Proprietary Information Agreement (see Exhibit B, attached), including the confidentiality, non-compete and non-solicitation provisions contained therein, for the duration of those provisions (absent a waiver by the Company); and
(d)Agree not to disparage the Company, its directors and officers in the future, i.e., that, unless required to do so by legal process, you will not make any disparaging statements or representations, either directly or indirectly, whether orally or in writing, by word or gesture, to any person whatsoever, about Artivion or any of Artivion’s directors, officers, employees, agents or representatives. Similarly, the Company’s Board, Chief Executive Officer, General Counsel and new Chief Financial Officer likewise agree not to disparage you in any way, absent required to do so by legal process.

In addition, the Compensation Committee has agreed that, even though you will not be an employee at the time of payout of the 2023 Cash Bonus, you will receive that bonus after and consistent with the Compensation Committee’s certification of financial performance results for 2023 (with no downward modification) (such certification happening typically in February 2024) and that you shall receive such Cash Bonus during the Company’s payroll cycle in 2024 when such bonuses are typically paid.

Finally, please consult with your tax advisor as to when it makes sense to begin taking payments under the Company’s deferred compensation plan. At a minimum, under federal law, you cannot begin to take such payments in less than seven months after your Retirement Date, but it may be longer with your consulting agreement. Once you have reached a decision on when such payments should commence, please work with Matt Getz and Jason Grier to ensure these payments are timely and compliant.

Thank you again, Ashley, for all you have done for the Company over these twenty-nine (29) years. I have very much enjoyed our time working together over these past nine years. I and the members of our Board of Directors wish you well in your retirement.

Please sign below to acknowledge your acceptance of these terms, no earlier than December 31, 2023.

Sincerely,

J. Patrick Mackin
Chairman, President and Chief Executive Officer
Artivion, Inc.
Acknowledged and agreed to:

_/s/ D. Ashley Lee___________________
D. Ashley Lee
Dated: December 31, 2023

Exhibit A (Release of Claims)

3.Release. In consideration of the covenants from Artivion to D. Ashley Lee (“Employee”) set forth above, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to release and forever discharge, to the maximum extent permitted by law, Artivion and all of its present and former officers, directors, partners, employees, agents, insurers, affiliates, attorneys, parents, subsidiaries, shareholders, agents and representatives (hereafter, the “Released Parties”) from any and all claims and causes of action (including but not limited to costs and attorneys’ fees) of whatever kind or nature, joint or several, under any agreement with Artivion, including any change of control agreement, (except this Agreement, any relevant provisions of the Company’s non-qualified deferred compensation plans and arrangements, and the post-termination provisions of Employee’s Indemnification Agreement), any federal, state or local statute, ordinance or under the common law, including, but not limited to, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Fair Credit Reporting Act, the Equal Pay Act, the Fair Labor Standards Act, the Workers Compensation Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Unemployment Compensation laws and any claim for retaliation or wrongful discharge of employment as a result of any present or future whistleblower claim (provided that nothing herein shall prevent Employee from reporting any concerns that he might have that are protected activities under the Dodd-Frank Act, nor is this Agreement designed to impede such activity by Employee), and any other employment discrimination law, state or federal, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds, that Employee has now or may have in the future against the Released Parties, whether known or unknown, which are based on acts or facts arising or occurring prior to the Effective Date of this Agreement. In order to avoid any ambiguity, the Employee specifically waives unknown claims pursuant to California Civil Code Section 1542.

a.Nothing in this Agreement shall be construed as prohibiting Employee from making a claim with the Equal Employment Opportunity Commission or any similar or equivalent state agency or the National Labor Relations Board, or from filing a whistleblower or other report with the United States Securities and Exchange Commission or other governmental administrative agency, or from assisting any third-party, by providing truthful testimony, in pursuit of such future claim, action, or lawsuit of any kind. Notwithstanding the foregoing, should Employee pursue any such administrative claim or otherwise assist any third-party in the pursuit of such administrative claim, action or lawsuit of any kind, Employee, to the maximum extent allowed by law and excluding monetary whistleblower awards under the Dodd-Frank Act, agrees and acknowledges that he will not seek, and hereby waives and forfeits, any right to recover monetary damages associated with any such claim, action, or proceeding.

b.Employee represents and warrants that neither Employee nor anyone acting on Employee’s behalf has filed or initiated any charge, claim or lawsuit against the Released Parties in any administrative or judicial proceeding.

c.Employee also represents and warrants that he is not aware of any fact or circumstance giving rise to a claim released herein or any improprieties relating to employment, tax, or securities laws and regulations on the part of any of the Released Parties.

Exhibit B (Employee Proprietary Information Agreement) (“EPIA”)
See attachment